Exhibit 10.1

MASTER IRREVOCABLE INDEPENDENT PAYMENT UNDERTAKING AGREEMENT

This Master Irrevocable Independent Payment Undertaking Agreement (this “Agreement”) is entered into as of August 7, 2026 by and between General Motors Company, a Delaware corporation (“GM”), General Motors LLC, a Delaware limited liability company (the “GM Agent”), acting solely in its capacity as agent for GM and Procura Auto Parts LLC, a Delaware limited liability company (“Procura”).

BACKGROUND

(A) GM enters into contracts and related purchase orders with various vendors who provide GM with inventory from time to time (each, a “Vendor,” and each such agreement or purchase order, a “Vendor Contract”).

(B) Pursuant to that certain Inventory Paying Agency And Program Administration Agreement (the “Paying Agency Agreement”), GM has engaged Procura, from time to time, to pay Vendors the applicable Prepayment Amount on GM’s behalf. The Paying Agency Agreement is a separate and independent agreement, and nothing therein shall affect or condition GM’s Payment Obligations hereunder.

(C) As consideration for such services, GM independently, irrevocably and unconditionally agrees to pay Procura the applicable Principal Amount plus Interest in accordance with, and subject to the terms of, this Agreement and the applicable Confirmations.

(D) Procura has assigned or will assign all its rights, title and interests under this Agreement and each Confirmation to each Purchaser (each a “Purchaser”) on a pro rata basis in accordance with each Purchaser’s pro rata share of the applicable purchase price pursuant to a Master Receivables Purchase Agreement and has granted to JPMorgan Chase Bank, N.A. (in such capacity, for the benefit of the Purchasers, the “Assignee”) a first priority perfected security interest (for the benefit of the Purchasers) in all its rights, title and interests under this Agreement and each Confirmation and GM expressly acknowledges and agrees that it shall pay Assignee on the applicable Due Date any amounts due to Procura and that Assignee is an express third-party beneficiary of this Agreement.

AGREEMENT

GM and Procura hereby agree as follows:

1.	Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acceleration Date” means the date on which all Principal Amounts due under all Confirmations together with all Interest accrued and payable thereon shall become immediately due and payable.

“Account Control Agreement” means, with respect to the Seller Account, that certain deposit account control agreement, dated as of August 6, 2026, among Procura, GM and the account bank at which the Seller Account is held, pursuant to which GM is granted control over the Seller Account.

“Administrative Agent” has the meaning given to such term in the Paying Agency Agreement.

“Affiliate” means, with respect to any person, any other person that directly or indirectly Controls, is Controlled by, or is under common Control with, such person; and “Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Assignment” means the sale by Procura of a Confirmation on a pro rata basis to the Purchasers pursuant to the Master Receivables Purchase Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means the account of the Assignee designated by the Assignee as the Collection Account, being account number 9008113381H6757 at JPMorgan Chase Bank, N.A. (or such other account as the Assignee may from time to time designate by written notice to GM), to which all Payment Obligations under this Agreement and each Confirmation shall be paid.

“Confirmation” means a written confirmation to this Agreement issued by GM, substantially in the form attached as Annex A or otherwise in form and substance acceptable to GM, Procura and the Assignee, executed by GM (or by the GM Agent on behalf of GM) from time to time. Each Confirmation shall attach the applicable Vendor legal names and Principal Amount, together with any other transaction-specific terms agreed by GM and Procura, and each Confirmation shall be deemed an irrevocable and independent payment undertaking by GM simultaneously with the deposit of immediately available funds, in U.S. dollars, in an amount no less than the amount set forth in the applicable Confirmation to the Seller Account.

“Consumption Period” shall have the meaning given such term in Section 8(c).

“Credit Agreement” means that certain Eighth Amended and Restated 364-Day Revolving Credit Agreement among General Motors Company, General Motors Financial Company, Inc., the subsidiary borrowers from time to time party thereto and the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent, global coordinator, joint lead arranger and joint bookrunner and Citibank, N.A. as syndication agent, global coordinator, joint lead arranger and joint bookrunner, provided, however, that to the extent the Credit Agreement is amended or terminated after the date hereof, references to the Credit Agreement shall refer to the Credit Agreement on the date hereof unless otherwise consented to in writing by the Assignee.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to GM. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such SOFR Determination Date.

“Due Date” means, with respect to any payment of a Confirmation (or any part thereof) issued pursuant to this Agreement, the earlier of (i) the date falling on average forty-seven (47) days following the date on which the applicable Inventory Consumption Notice has been delivered pursuant to Section 8(c), (ii) the Acceleration Date, or (iii) the Final Payment Date, provided that if the Due Date falls on a day that is not a Business Day, the Due Date shall be the next succeeding Business Day.

“Excluded Tax” means any of the following taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in this Agreement or any Confirmation pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in this Agreement or any Confirmation or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 15(a), amounts with respect to such taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) taxes attributable to such Recipient’s failure to comply with Section 15(e), (f) or (g) and (d) any withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Final Payment Date” means August 6, 2029.

“GM Responsible Officer” means each person listed as a “GM Responsible Officer” in Schedule 2 (GM Responsible Officers), as such Schedule may be amended, updated, or replaced from time to time by GM giving notice in writing to the other parties hereto.

“Indemnified Taxes” means (a) taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of GM under this Agreement or any Confirmation and (b) to the extent not otherwise described in (a), Other Taxes (including, in each case, any interest, additions to tax or penalties applicable thereto).

“Insolvency Event” shall mean, in relation to a person, that the person:

(i)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(iii)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation by it or such regulator, supervisor or similar official;

(v)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (iv) above and:

(A)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(B)is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof;

(vi)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(vii)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, judicial manager or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (iv) above);

(viii)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter;

(ix)

causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (i) to (viii) (inclusive); or

(x)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence, in any of the foregoing acts.

“Interest” means, with respect to any Confirmation, interest on the applicable Principal Amount which shall accrue daily (without compounding) and be calculated at the Interest Rate from and including the date on which such Confirmation is sold to Assignee but excluding the Due Date, on the basis of a 360-day year for actual days elapsed unless otherwise specified in the applicable Confirmation.

“Interest Invoice” means the invoice issued by Assignee to GM setting out the Interest due and payable by GM for the immediately preceding Interest Period.

“Interest Payment Date” means the third Business Day following the date the Interest Invoice is issued; provided that the Interest Invoice shall be delivered by Assignee to GM on a monthly basis, on a Business Day occurring from the first (1st) day and prior to the tenth (10th) day of each calendar month. The interest amount payable for an Interest Period will accrue daily during the Interest Period and be calculated on the outstanding Principal Amount on such day × Interest Rate × (Actual Days/360).

“Interest Period” means, with respect to each Confirmation, for the initial Interest Period, the period commencing on (and including) the date of the Assignment of such Confirmation to (but excluding) the next Interest Payment Date and for any subsequent Interest Period, the period from and including the immediately preceding Interest Payment Date and ending on (but excluding) the next Interest Payment Date.

“Interest Rate” means, with respect to any Irrevocable Independent Payment Undertaking and Confirmation, a rate per annum equal to Daily Simple SOFR plus 1.55%; provided that if Daily Simple SOFR is below zero, Daily Simple SOFR shall be deemed to be zero.

“Inventory Consumption Notice” means with respect to the applicable Confirmation, a written notice, in form and substance reasonably acceptable to Procura, notifying Procura and the Assignee of the acquisition, taking, possession or consumption of the relevant inventory as specified in such Inventory Consumption Notice.

“Irrevocable Independent Payment Undertaking” means GM’s independent, irrevocable and unconditional obligation under, and subject to the terms of, this Agreement and the applicable Confirmation to pay the applicable Principal Amount plus Interest to the Collection Account on the applicable Due Date or Interest Payment Date, without set-off, counterclaim, defense, deduction, withholding or condition of any kind, which, for the avoidance of doubt, shall become effective simultaneously with the deposit of immediately available funds, in U.S. dollars, in an amount no less than the amount set forth in the applicable Confirmation into the Seller Account. Each Irrevocable Independent Payment Undertaking constitutes an independent undertaking analogous to a letter of credit obligation, the enforceability of which is not dependent upon, and which is wholly separate and independent from, any Vendor Contract, the Paying Agency Agreement or any other agreement or transaction between GM and Procura or any Vendor.

“Master Receivables Purchase Agreement” means the Master Receivables Purchase Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time), made as of August 7, 2026, among Procura, JPMorgan Chase Bank, N.A., Banco Santander, S.A. and the several financial institutions party thereto as purchasers from time to time.

“Operating Procedures” has the meaning given to such term in the Paying Agency Agreement.

“Other Connection Taxes” means, with respect to any Recipient, taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Confirmation, or sold or assigned an interest in this Agreement or any Confirmation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Confirmation.

“Paying Agency Agreement” has the meaning set forth in the recitals.

“Payment Obligations” means GM’s obligations in respect of each Confirmation and each payment obligation relating to each Confirmation and this Agreement, including the requirement to pay the Principal Amount and the applicable Interest under each Confirmation.

“Prepayment Amount” means, with respect to each Vendor, the amount set forth in detail on the applicable Confirmation.

“Principal Amount” means with respect to each Confirmation, the aggregate sum of the Prepayment Amounts attached as Exhibit A thereto.

“Purchase Price” has the meaning given to such term in the Master Receivables Purchase Agreement.

“Recipient” means Procura, the Assignee or any Purchaser.

“Regulatory Change” has the meaning given to such term in Section 16(e).

“Repayment Notice” means a repayment notice substantially in the form of Annex B hereto.

“Seller Account” means the account of Procura designated by Procura and GM as the Seller Account, being account number 2910662055 at JPMorgan Chase Bank, N.A. (or such other account as Procura and GM may from time to time jointly designate), to which the Purchase Price shall be paid, which shall be subject to the control of GM pursuant to the Account Control Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

2.

Master Agreement. This Agreement is a master agreement governing all Confirmations entered into from time to time. Each Confirmation incorporates the terms of this Agreement and gives rise to a separate Irrevocable Independent Payment Undertaking, and all Confirmations together with this Agreement constitute a single contractual framework between GM and Procura.

3.

Confirmations. GM shall from time to time execute and deliver to Procura Confirmations with respect to aggregate Prepayment Amounts; provided that no more than one (1) Confirmation may be issued per calendar week. GM’s Irrevocable Independent Payment Undertaking in respect of the applicable Confirmation shall be effective and enforceable in accordance with its terms on the date of issuance thereof. For the avoidance of doubt, GM’s obligation to pay under each Confirmation is independent of, and not conditioned upon, Procura’s performance of any obligation under the Paying Agency Agreement or any other related agreement with Procura. Notwithstanding that a Confirmation is effective and enforceable on the date of issuance, Interest in respect of such Confirmation shall accrue only from (and including) the date on which such Confirmation is sold to the Assignee, as provided in the definition of “Interest” and in the applicable Confirmation.

4.

Confirmations Revocable. Each Confirmation may be revoked by GM at any time prior to the Assignee’s submission of a wire of the Principal Amount to the Seller Account, by written notice to the Assignee. The Assignee must receive and acknowledge such written revocation for the Confirmation to be deemed revoked and following the Assignee’s submission of a wire of the Principal Amount to the Seller Account, each Confirmation shall become effective and be irrevocable.

5.

Acknowledgment of Obligations. GM acknowledges and confirms, with respect to each Confirmation, the existence and amount of the applicable Irrevocable Independent Payment Undertaking. GM confirms that each Irrevocable Independent Payment Undertaking is the legal, valid, binding and enforceable obligation of GM in accordance with its terms, except to the extent of any fraud by a Purchaser as narrowly construed consistent with Section 5-109 of the New York UCC, solely with respect to such Purchaser, with GM bearing the burden of proof.

6.

Irrevocable and Unconditional Payment Undertaking. GM irrevocably and unconditionally undertakes to pay on the applicable Due Date, the applicable Principal Amount plus Interest in respect of each Confirmation that, for the avoidance of doubt, has become effective in accordance with the definition of “Confirmation”, without set-off, counterclaim, defense, deduction, withholding or condition of any kind. GM’s obligation under each Irrevocable Independent Payment Undertaking constitutes a primary obligation of GM, independent of and not ancillary or secondary to any obligation of Procura or any Vendor under the Paying Agency Agreement, any Vendor Contract or any other agreement. GM’s obligations under each Irrevocable Independent Payment Undertaking shall be absolute and unconditional and shall not be reduced, adjusted, discharged, excused, delayed or otherwise affected by any of the following:

(a)

(i) any failure of performance or breach of any obligation, delay, misapplication or misappropriation by Procura under the Paying Agency Agreement, or any Vendor, or (ii) any dispute, invalidity, unenforceability, avoidance, subordination, disaffirmance, amendment, termination or discharge relating to any Vendor Contract, the Paying Agency Agreement, the Operating Procedures, any invoice or other underlying transaction;

(b)

any failure or refusal of any Vendor to deliver, ship or supply, or any delay in or issue relating to the delivery, shipment or supply of, any inventory to GM, or any issue related to GM’s receipt, acceptance or taking of possession of any inventory, in whole or in part, and irrespective of whether GM ever receives or accepts such inventory or goods, and irrespective of any suitability, quality, damage, defect, warranty claims, return rights, non-conformity or non-delivery of inventory or goods;

(c)

any risk of double payment or any claim by any creditor, secured party, trustee, receiver, insolvency representative or similar person (including any that claims a superior or senior interest in such proceeds), except with respect to any creditor, secured party, judgment creditor, trustee, receiver, insolvency representative or similar person of the Administrative Agent or any Purchaser seeking payment in respect of obligations owed to it by the Administrative Agent or any Purchaser;

(d)

any bankruptcy, insolvency, composition, adjustment, dissolution, liquidation or other like proceeding of Procura or any Vendor or any other person, including any automatic stay or other enforcement impediment;

(e)	whether or not GM ultimately uses the goods; or

(f)

any failure to perfect or maintain any transfer or security interest, or any law, regulation, order, impossibility, impracticability, illegality, force majeure or act of government or other legal or equitable circumstance.

GM’s obligations under each Irrevocable Independent Payment Undertaking shall not be limited if Procura is precluded for any reason, including the application of the automatic stay under Section 362 of the U.S. Bankruptcy Code in connection with any insolvency of any Vendor or any other person, from enforcing or exercising any right or remedy with respect to the applicable Irrevocable Independent Payment Undertaking.

GM’s obligation to pay under each Irrevocable Independent Payment Undertaking arises solely from this Agreement and the applicable Confirmation and not from any Vendor Contract, the Paying Agency Agreement or any other underlying agreement or transaction. GM acknowledges that each Irrevocable Independent Payment Undertaking is the functional equivalent of a letter of credit or other independent undertaking within the meaning of the Uniform Commercial Code, and that GM’s obligations hereunder are not subject to any defense, claim, right of subrogation, recoupment, or equity that GM may have against Procura, any Vendor or any other person arising out of or in connection with any underlying transaction. GM hereby irrevocably waives any such defense, claim or right to the fullest extent permitted by applicable law. Without limiting the foregoing, GM agrees that its sole defense to payment under any Irrevocable Independent Payment Undertaking shall be limited to the defense of fraud by the Purchaser as narrowly construed under Section 5-109 of the New York Uniform Commercial Code, solely with respect to such Purchaser, and GM shall bear the burden of establishing any such defense.

7.

Waiver of Suretyship Defenses. To the extent that GM may be deemed to be a surety, guarantor or other secondary obligor in respect of any Payment Obligation, GM irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, each and every defense, right, claim or benefit available to a surety, guarantor or secondary obligor, including any defense or right arising from (a) any release, settlement, compromise, amendment, waiver, modification, extension or renewal of any Vendor Contract, the Paying Agency Agreement, any Confirmation or any other related agreement; (b) the substitution, release or discharge of any other Affiliate or obligor; (c) any failure to give notice of acceptance, demand, presentment, protest, dishonor, default or any other notice whatsoever; (d) any requirement that Procura or the Assignee first proceed against, exhaust any remedy against, or marshal any assets of, any other person; (e) the manner or order of application of any payments; or (f) any other act, omission or circumstance that might otherwise constitute a legal or equitable discharge of, or defense available to, a surety, guarantor or secondary obligor. GM agrees that its obligations in respect of each Payment Obligation are those of a primary obligor and not merely those of a surety, and shall remain in full force and effect notwithstanding any of the foregoing.

8.	Representations, Warranties, Covenants and Conditions Precedent.

(a)

GM on the date hereof, and on the date of each Confirmation represents and warrants that (i) it is in compliance with the representations and warranties and covenants in the Credit Agreement, and (ii) it is in compliance with the representations, warranties and covenants set forth in Schedule 1 (Sanctions, Anti-Money Laundering and Anti-Corruption).

(b)

As a condition precedent to this Agreement, on or before the date of this Agreement, GM shall have delivered to Procura and Assignee (i) an opinion of counsel to GM, in form and substance satisfactory to Procura and Assignee covering with respect to GM, corporate, enforceability and no-conflict with law or material agreements matters and (ii) an officer’s certificate for GM attaching its articles of incorporation, operating agreement, resolutions and an incumbency.

(c)

GM shall provide to Procura and the Assignee an Inventory Consumption Notice on or before the fifteenth (15th) Business Day of the calendar month immediately following the calendar month in which the applicable consumption occurred (such immediately preceding calendar month, the “Consumption Period”), setting forth all consumptions that occurred during such Consumption Period with respect to the applicable Confirmation.

9.

Payment Mechanics. GM shall make each payment of the applicable Principal Amount plus Interest, in accordance with the terms hereof, to the Collection Account maintained with the Assignee or to such other account as the Assignee may notify to GM in writing. All Payment Obligations under this Agreement and each Confirmation shall be paid solely to the Collection Account and prior to any such payment, GM shall submit a completed Repayment Notice to the Assignee. Payment made to any party or account other than the Collection Account (or as otherwise directed in writing by the Assignee) shall not discharge GM’s obligation to make payment in respect of the applicable Irrevocable and Independent Payment Undertaking. For the avoidance of doubt, any failure to deliver any Repayment Notice shall not be considered a breach or default of this Agreement.

If GM fails to pay any Principal Amount or Interest on the applicable Due Date or Interest Payment Date therefor, interest shall accrue on such overdue amount from and including the date such payment was due to but excluding the date of actual payment, at a rate per annum equal to the Interest Rate plus 2% (the “Default Rate”). Default interest shall be calculated on the basis of a 360-day year for actual days elapsed, shall accrue daily without compounding and shall be payable on demand. For the avoidance of doubt, the accrual of default interest under this Section 9 shall be without prejudice to any other rights or remedies of Procura, the Assignee or any Purchaser under this Agreement, including under Section 10.

10.

Acceleration of Payment Obligations. Upon the occurrence of any of the following events (each an “Acceleration Event”), the Acceleration Date shall be deemed to have occurred and all Principal Amounts and accrued and unpaid Interest under all Confirmations shall become immediately due and payable:

(a)

GM fails to pay any Principal Amount or Interest when due with respect to any Confirmation and such failure continues unremedied for five (5) Business Days from the earlier of a GM Responsible Officer’s actual knowledge thereof or receipt of written notice thereof;

(b)

GM breaches any representation or warranty or covenant hereunder (including any representation, warranty or covenant set forth in Schedule 1) and such breach remains unremedied for thirty (30) days from the earlier of a GM Responsible Officer’s actual knowledge thereof or receipt of written notice thereof;

(c)	An Insolvency Event occurs with respect to GM; or

(d)

(i) GM shall fail to pay any principal of or premium or interest on the Credit Agreement or any other material financing facility with funding limit and/or outstanding principal amount of $1 billion or more (any such material financing, each a “Material Debt”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt (whether or not waived, amended, supplemented or modified by the parties to any such agreement); or

(ii) any other breach, default or similar default or trigger event shall have occurred under any such other Material Debt, the direct effect of which breach, default, or similar default or trigger is to cause such Material Debt to become due prior to its stated maturity or to become payable.

11.

No Amendment; Controlling Agreement. Each of GM and Procura agrees that they will not, without the prior written consent of the Assignee, amend this Agreement or any Confirmation and no amendment hereto or to any Confirmation shall be effective unless in writing and signed by each of the parties hereto and acknowledged by the Assignee. Notwithstanding any Vendor Contract or any other agreement, this Agreement and the applicable Confirmation control in the event of any conflicting provisions.

12.

Relationship Among Confirmations. The invalidity, unenforceability, avoidance, subordination, disaffirmance, amendment, termination or discharge of any Vendor Contract, Confirmation or Irrevocable Independent Payment Undertaking shall not affect GM’s obligations under any other Confirmation or Irrevocable Independent Payment Undertaking, each of which shall remain separately enforceable in accordance with its terms.

13.	Acknowledgement of Assignment. GM hereby confirms and acknowledges that:

(a)	Procura shall assign all of its rights and benefits under this Agreement and any Confirmation to Assignee and Assignee shall be entitled to enforce the assigned rights directly against GM;

(b)	GM has not and will not agree to make payment with respect to any Confirmation to any account other than the Collection Account;

(c)	Payment to any party other than Assignee (or its nominee) shall not be deemed to discharge GM’s obligation to make payments in respect of the Confirmation;

(d)

GM will not, without the prior written consent of the Assignee, agree to amend this Agreement or any Confirmation; provided, that notwithstanding the foregoing, GM shall be entitled to revoke a Confirmation in accordance with Section 4.

(e)

GM will irrevocably and unconditionally pay the full and complete amount due under each Confirmation and shall not for any reason (including, but not limited to, dispute, default, lack of suitability, damage, defect or any other circumstances related to fitness for use or purpose or otherwise) reduce or adjust the Principal Amount due under any Confirmation other than fraud of Purchasers narrowly construed consistent with Section 5-109 of the New York UCC, solely with respect to such Purchaser and with GM bearing the burden of proof;

(f)	GM shall make payment with respect to each Confirmation to the Collection Account without set off, counterclaim, withholding or deduction of any kind;

(g)	Assignee is an express third-party beneficiary, with respect to all rights and benefits of Procura under this Agreement and each Confirmation, but none of the obligations;

(h)

GM shall, and is hereby obligated, to make such full and complete payment of the Principal Amount and all accrued Interest to the Assignee immediately when due in accordance with the terms hereof regardless of any event where any other creditor or secured party (including any judgment creditor, bankruptcy trustee, receiver or analogous officer) of Procura (in a bankruptcy or insolvency of Procura) claims or is determined to have a superior or senior interest in such payment than the Assignee and, as a result, GM is required to pay the Principal Amount and applicable Interest to such superior or senior interested party and the Assignee.

(i)

GM’s obligations hereunder and in respect of the Payment Obligations shall not be limited if the Assignee is precluded for any reason (including, without limitation, the application of the automatic stay under Section 362 of the U.S. Bankruptcy Code in connection with any Insolvency Event of Procura) from enforcing or exercising any right or remedy with respect to the Payment Obligations.

Without limiting the generality of the foregoing, GM acknowledges that its Payment Obligations under each Confirmation are independent of any obligation of Procura under any other agreement, and the manner in which Procura applies amounts received from the sale, assignment or transfer of its rights and benefits hereunder shall not affect, condition, reduce or discharge GM’s Payment Obligations.

14.

Costs and Expenses; Indemnification. GM shall reimburse each of Procura, the Purchasers and the Assignee for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees and expenses) that Procura, the Purchasers or the Assignee incurs in connection with the preparation and negotiation of this Agreement, each Confirmation and the Master Receivables Purchase Agreement. In addition, GM shall reimburse each of Procura, the Purchasers and the Assignee for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees and expenses) that Procura, any Purchaser or the Assignee incurs in connection with any amendments to this Agreement, any Confirmation and the Master Receivables Purchase Agreement to the extent such amendment has been approved by GM, the granting of any waivers thereunder and the enforcement thereof. Without limiting the foregoing, GM hereby agrees to indemnify and hold harmless each of Procura, each Purchaser and the Assignee from and against any and all costs, expenses, losses, claims, damages and liabilities (including reasonable attorneys’ fees and expenses) (“Losses”) incurred by, or asserted against, Procura, any Purchaser or the Assignee arising out of or in connection with this Agreement, any Confirmation, the Master Receivables Purchase Agreement or the transactions contemplated hereby or thereby, including the preparation, negotiation, amendment, and enforcement thereof other than Losses suffered by any of Procura, any Purchaser or the Assignee resulting from its respective gross negligence or willful misconduct.

15.	Gross Up.

(a)

All payments by GM to or for the benefit of a Recipient under this Agreement and each Confirmation shall be made free and clear of, and without deduction or withholding for, any present or future taxes, withholdings or other deductions whatsoever, except as required by applicable law.

(b)

If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such tax is an Indemnified Tax, then the sum payable by GM shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 15(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.GM shall timely pay to the relevant governmental authority in accordance with applicable law any Other Taxes.

(c)

GM shall indemnify and hold the Assignee and each Purchaser harmless from and against, any Indemnified Taxes paid by such Recipient and costs, expenses and reasonable and documented counsel fees in defending against the same, whether arising by reason of the acts to be performed by GM under this Agreement or otherwise, other than amounts suffered by the Assignee or any Purchaser resulting from its respective gross negligence or willful misconduct.

(d)

If any such taxes are required to be paid by GM to a governmental authority pursuant to this Section 15, GM shall pay such tax in accordance with applicable law and shall as soon as reasonably practicable send evidence reasonably acceptable to the Assignee confirming the payment of any such taxes.

(e)

Each Purchaser shall deliver to GM and the Assignee, on or about the date on which such Purchaser becomes a Purchaser (and from time to time thereafter upon the reasonable request of GM or the Assignee), whichever of the following is applicable, demonstrating, to the extent legally entitled to do so, an exemption from, or a reduction in the rate of, U.S. federal income tax withholding: a duly completed and properly executed copy of IRS Form W-9, an IRS Form W-8ECI, an IRS Form W-8BEN-E (demonstrating treaty eligibility, to the extent legally entitled to do so), or a W-8IMY with all required attachments (including any W-9s or W-8s from the beneficial owners).

(f)

On or prior to the date on which Procura becomes a party under this Agreement, Procura shall deliver executed copies of IRS Form W-9 certifying that Procura is exempt from U.S. federal backup withholding tax.

(g)

On or prior to the date the Assignee becomes a party under this Agreement or the Master Purchase Agreement, the Assignee shall deliver executed copies of IRS Form W-9 certifying that the Assignee is exempt from U.S. federal backup withholding tax.

(h)

Each Purchaser, Procura, and the Assignee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify GM and the Assignee in writing of its legal inability to do so.

16.	Increased Costs.

(a)

If any Regulatory Change (i) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Assignee or any Purchaser, (ii) shall impose on the Assignee or any Purchaser any other condition, cost or expense (other than taxes) affecting this Agreement, any Confirmation or the Assignee’s or any Purchaser’s interest in the Purchased Receivables (as defined in the Master Receivables Purchase Agreement), or (iii) shall subject the Assignee or any Purchaser to any tax (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost to the Assignee or any Purchaser of maintaining its interests under this Agreement and any Confirmation, or to reduce the amount of any sum received or receivable by the Assignee or any Purchaser hereunder or under any Confirmation, then reasonably promptly following demand of the Assignee or such Purchaser (with a copy to GM and the GM Agent), GM shall pay to the Assignee or such Purchaser, as the case may be, such additional amount or amounts as will compensate the Assignee or such Purchaser, as the case may be, for such additional costs incurred or reduction suffered.

(b)

If the Assignee or any Purchaser determines that any Regulatory Change regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on the Assignee’s or such Purchaser’s capital or on the capital of the Assignee’s or such Purchaser’s holding company, if any, as a consequence of this Agreement, any Confirmation or the transactions contemplated hereby or thereby, to a level below that which the Assignee or such Purchaser or the Assignee’s or such Purchaser’s holding company could have achieved but for such Regulatory Change (taking into consideration the Assignee’s or such Purchaser’s policies and the policies of the Assignee’s or such Purchaser’s holding company with respect to capital adequacy or liquidity), then from time to time upon demand of the Assignee or such Purchaser (with a copy to GM and the GM Agent), GM shall pay to the Assignee or such Purchaser, as the case may be, such additional amount or amounts as will compensate the Assignee or such Purchaser or the Assignee’s or such Purchaser’s holding company for any such reduction suffered.

(c)

A certificate of the Assignee or a Purchaser setting forth the amount or amounts necessary to compensate the Assignee or such Purchaser or the Assignee’s or such Purchaser’s holding company, as applicable, as specified in paragraph (a) or (b) of this Section 16, and delivered to GM and the GM Agent, shall be conclusive absent manifest error. GM shall pay the Assignee or such Purchaser, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)

GM shall not be required to compensate the Assignee or such Purchaser pursuant to this Section 16 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Assignee or such Purchaser, as the case may be, notifies GM of the Regulatory Change giving rise to such increased costs or reductions, and of such Assignee’s or Purchaser’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)

For purposes of this Section 16, “Regulatory Change” means, with respect to any person, (i) any change in (or the adoption, implementation, administration, change in phase-in or interpretation or commencement of effectiveness of) any (A) applicable law with respect to such person, (B) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such person of (x) any governmental authority charged with the interpretation or administration of any applicable law referred to in clause (A) above, or (y) any fiscal, monetary or other authority having jurisdiction over such person, or (C) Generally Accepted Accounting Principles or regulatory accounting principles applicable to such person and affecting the application to such person of any applicable law, regulation, interpretation, directive, requirement or request referred to in clauses (A) or (B) above; or (ii) any change in the application to such person of any existing applicable law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (i) above.

17.

Term; Survival. This Agreement shall terminate automatically on the same date on which the Paying Agency Agreement is terminated, provided that the Assignee must be notified in writing prior to such termination. Termination shall not affect any Confirmation executed before the effective date of termination or any Irrevocable Independent Payment Undertaking outstanding on such date, each of which shall continue until indefeasibly paid in full.

18.

Governing Law. This Agreement, each Confirmation and any non-contractual obligations arising out of or in connection with this Agreement or any Confirmation are governed by, and shall be construed in accordance with, the laws of the State of New York. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Confirmation, or for recognition or enforcement of any judgment. Each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Confirmation in any New York State or federal court located in the Borough of Manhattan. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT SUCH PERSON MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

19.

Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto, or any certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

20.

Agent. The parties hereto acknowledge and agree that GM Agent acts solely as agent for and on behalf of GM under this Agreement, any Vendor Contract and the Paying Agency Agreement, and not in any other capacity, including not as principal.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

For and on behalf of GENERAL MOTORS COMPANY

By:	/s/ Radha Tilton
Name:	Radha Tilton
Title:	Treasurer

For and on behalf of GENERAL MOTORS LLC

By:	/s/ Radha Tilton
Name:	Radha Tilton
Title:	Treasurer

For and on behalf of Procura Auto Parts LLC

By:	/s/ Nicholas Sopkin
Name:	Nicholas Sopkin
Title:	Managing Director

S-1

ANNEX A

FORM OF CONFIRMATION TO MASTER IRREVOCABLE INDEPENDENT PAYMENT UNDERTAKING AGREEMENT

This Confirmation is delivered pursuant to the Master Irrevocable Independent Payment Undertaking Agreement dated August 7, 2026 between General Motors Company (“GM”), General Motors LLC and Procura Auto Parts LLC (“Procura”) (the “Agreement”). Capitalized terms used but not defined in this Confirmation have the meanings given to them in the Agreement.

GM shall be obligated under an Irrevocable Independent Payment Undertaking and hereby agrees to pay Assignee the amount set forth below as the Principal Amount plus Interest on the Principal Amount. Interest shall accrue from the date hereof until (and excluding) the Due Date at the Interest Rate and shall be payable monthly on each Interest Payment Date to the Collection Account. The Principal Amount shall be due and payable on the Due Date to the Collection Account.

Principal Amount: $[•] [The aggregate sum of the Prepayment Amounts for each applicable Vendor set forth in Exhibit A hereto].

Acknowledgement of Assignment: GM hereby acknowledges that Procura has assigned or will assign all of its rights, title and interests under this Confirmation and the Agreement to the Assignee. GM agrees that the Assignee is entitled to enforce all rights under this Confirmation directly against GM, that all payments due hereunder shall be made solely to the Collection Account, and that payment to any party other than the Assignee shall not discharge GM’s obligations under this Confirmation.

Effectiveness: This Confirmation shall become effective upon receipt of the Principal Amount to the Seller Account.

By General Motors LLC for and on behalf of General Motors Company:

By:
Name:
Title:
Date:

2

EXHIBIT A TO CONFIRMATION1

[1]	Attach Excel spreadsheet.

3

ANNEX B

FORM OF REPAYMENT NOTICE TO MASTER IRREVOCABLE INDEPENDENT PAYMENT UNDERTAKING AGREEMENT

This Repayment Notice (this “Notice”) is delivered pursuant to the Master Irrevocable Independent Payment Undertaking Agreement dated August 7, 2026 between General Motors Company (“GM”), General Motors LLC and Procura Auto Parts LLC (“Procura”) (the “Agreement”). Capitalized terms used but not defined in this Notice have the meanings given to them in the Agreement.

GM hereby gives notice to Procura Auto Parts LLC and JPMorgan Chase Bank, N.A., as Assignee, of GM’s intention to make payment of [all/part] of the Principal Amount outstanding under the Confirmation(s), in the amount and on the proposed date set forth below. This Notice is given not less than four (4) Business Days prior to the date for payment set forth below.

Amount to be paid: $[•].

Date for payment: [•], being a date not less than four (4) Business Days after the date of this Notice (unless otherwise consented to by the Assignee).

By General Motors LLC for and on behalf of General Motors Company:

By:

Name:

Title:

Date:

4

SCHEDULE 1

SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION

This Schedule 1 forms part of, and is incorporated into, the Master Irrevocable Independent Payment Undertaking Agreement (the “Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

PART A — DEFINITIONS

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran and North Korea).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the European Union, or (c) His Majesty’s Treasury of the United Kingdom.

“Subsidiary” means, with respect to any person, any corporation, partnership, limited liability company, joint venture, trust or other entity of which more than 50% of the outstanding voting equity interests are at the time owned or controlled, directly or indirectly, by that person or one or more of its other Subsidiaries.

PART B — REPRESENTATIONS AND WARRANTIES

GM represents and warrants to Procura and the Assignee, on the date hereof, on the date of each Confirmation and on the date of any payment of the Principal Amount or Interest, that:

(a) GM has implemented and maintains in effect corporate policies reasonably designed to promote compliance by GM and its Subsidiaries and their respective employees with applicable Sanctions and Anti-Corruption Laws.

(b) Neither GM nor any of its Subsidiaries is included on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List maintained by OFAC or any publicly available Sanctions-related list of designated persons maintained by the U.S. Department of Treasury, His Majesty’s Treasury of the United Kingdom or the U.S. Department of State or the European Union (collectively, the “Sanctions Lists”).

(c) The proceeds contemplated by the Confirmation shall be used to finance the working capital needs of GM and its Subsidiaries and for general corporate or entity purposes.

5

(d) GM will not knowingly use the proceeds of any Confirmation (i) in violation of any Anti-Corruption Laws or (ii) to fund any activities or business (x) of or with any individual or entity that is included on any Sanctions List or (y) in a Sanctioned Country, except in the case of (x) or (y), to the extent licensed or otherwise authorized under U.S. law or (in the case of clause (x)) such other applicable law, as the case may be. Notwithstanding the foregoing, if any country, region or territory, including Cuba, Iran, North Korea, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic, shall no longer be the subject of comprehensive territorial sanctions administered by OFAC, then it shall not be considered a Sanctioned Country for purposes hereof and the provisions of this Section (d) shall no longer apply with respect to that country, region or territory.

PART C — COVENANTS

GM covenants and agrees with Procura and the Assignee that, for so long as any Payment Obligation remains outstanding under this Agreement or any Confirmation:

(a) GM shall not, and shall not permit any of its Subsidiaries to, knowingly use the proceeds of any Confirmation (i) in violation of any Anti-Corruption Laws or (ii) to fund any activities or business (x) of or with any individual or entity that is included on any Sanctions List or (y) in, or with the government of, a Sanctioned Country, except in the case of (x) or (y), to the extent licensed or otherwise authorized under U.S. law or (in the case of clause (x)) such other applicable law, as the case may be. Notwithstanding the foregoing, if any country, region or territory, including Cuba, Iran, North Korea, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic, shall no longer be the subject of comprehensive territorial sanctions administered by OFAC, the U.S. Department of Treasury or the U.S. Department of State, then it shall not be considered a Sanctioned Country for purposes hereof and the provisions of this Section (a) shall no longer apply with respect to that country, region or territory.

6

SCHEDULE 2

GM RESPONSIBLE OFFICERS

Omitted pursuant to Item 601(a)(5) of Regulation S-K

7